EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
April 10, 2006	Chief Financial Officer
(304) 424-8704
UNITED TO REPOSITION BALANCE SHEET
     WASHINGTON, DC and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI) today announced that it has repositioned its balance sheet by selling low-yielding investment securities and using the sale proceeds to repay higher-cost debt. The repositioning of the balance sheet is primarily in response to current changes in recent economic indicators and changes in United's deposit mix. Management believes these initiatives should improve United's net interest income, net interest margin, net earnings, and return on assets in future periods. These transactions should also increase United's return on equity and risk-based capital ratios.
     As part of the repositioning, United prepaid a $50 million variable interest rate Federal Home Loan Bank ("FHLB") advance and terminated a fixed interest rate swap associated with this advance during the first quarter of 2006. The $50 million FHLB advance had a cost of 5.06% and a remaining life of approximately 9.2 years. United recognized a $3.1 million before-tax gain on the termination of the swap. No prepayment penalty was incurred on the early repayment of the advance. To repay the $50 million advance, United borrowed the funds overnight from the FHLB at a cost of 4.84%.
     Additionally, as part of the repositioning, United sold approximately $86 million of impaired low-yielding fixed rate investment securities. These securities consisted of Collateralized Mortgage Obligations (CMOs) with an average book yield of approximately 3.5% and an average remaining life of 1.7 years. United recognized a loss of approximately $2.9 million in the first quarter of 2006 related to the other than temporary impairment of these securities since United no longer had the intent and ability to hold them until recovery. With the proceeds from the sale of the securities and the termination of the swap, United reduced overnight FHLB borrowings in the amount of approximately $86 million.
     As a result of these transactions, the impact on net income and earnings per diluted share was minimal in the first quarter of 2006.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.